UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2017
Conn's, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34956	06-1672840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4055 Technology Forest Blvd., Suite 210 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:  (936) 230-5899
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangement of Certain Officers. In connection with the appointment of Mr. Norman L. Miller as Chief Executive Officer and President of the Company in September 2015, the Board of Directors (“Board”) approved Mr. Miller’s compensation package, which included an initial grant (the “Initial Long-Term Incentive Award”) of $2,000,000 in restricted stock units (“RSUs”), scheduled to vest ratably over five years on each anniversary of his commencement date as Chief Executive Officer and President of the Company (the “Commencement Date”).

On January 2, 2017, the Board approved a modification to Mr. Miller’s Initial Long-Term Incentive Award such that the RSUs are now scheduled to vest ratably over a 4-year rather than a 5-year period. With this modification, the remaining unvested RSUs in Mr. Miller’s Initial Long-Term Incentive Award are scheduled to vest in $533,330 increments on each of the next three anniversaries of his Commencement Date, an annual increase of $133,330 over the original RSU vesting schedule. The terms of this modification to Mr. Miller’s RSU award are set forth in a letter agreement between Mr. Miller and the Company (the “Letter Agreement”), dated January 2, 2017.

Further, on January 2, 2017 (the “Grant Date”), the Board approved an equity award to Mr. Miller of 100,000 shares of tiered premium-priced options, with one-third of the options exercisable at the closing price for the Company’s common stock on the Grant Date (the “Grant Date Price”), another one-third exercisable at 50% above the Grant Date Price, and the final one-third exercisable at 100% above the Grant Date Price. These options will ratably vest on each of the first four anniversaries of the Grant Date. The terms of this equity award to Mr. Miller are described in the Letter Agreement.

A copy of the Letter Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the terms of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement.

Item 9.01. Exhibits.
(d) Exhibits.
Exhibit No.        Description

10.1*	Letter Agreement from Conn's, Inc. to Norman L. Miller, dated January 2, 2017

* Filed herewith

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN'S, INC.
Date:	January 6, 2017	By:	/s/ Mark L. Prior
		Name:	Mark L. Prior
		Title:	Vice President, General Counsel & Secretary